Exhibit 10(kk)

December 22, 2006

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Ladies and Gentlemen:

This letter sets forth my agreement with UnitedHealth Group Incorporated (the “Company”) concerning options to purchase shares of common stock of the Company granted to me by the Company which vested in 2005 or later that are potentially subject to a surtax under Section 409A of the Internal Revenue Code of 1986 and the rules and regulations thereunder (the “Tax Code”) (the “Subject Options”). This letter agreement will be effective as of the date hereof.

I understand that the Company is in the process of determining, in consultation with its independent public accounting firm, the appropriate measurement date (“Measurement Date”) for the Subject Options and that the closing price of the Company’s common stock on the Measurement Date, when finally determined, is likely to be higher than the stated exercise price of the Subject Options.

I desire to reprice the Subject Options, on the terms set forth herein, to minimize, to the extent possible, any additional tax under Section 409A of the Tax Code, with respect to the Subject Options. This letter agreement in no way constitutes an admission of wrongdoing by the Company or any other person or an admission of any knowledge that the Company’s option administration practices were or may have been in any way deficient.

The Company and I agree as follows, solely to the extent required to minimize additional tax pursuant to Section 409A of the Tax Code:

1. Upon determination of the appropriate Measurement Date of the Subject Options by the Company (the “Determination Date”), the exercise price of each Subject Option that remains outstanding as of the Determination Date (each an “Outstanding Subject Option”) shall be increased to equal the closing price of the Company’s common stock as of the Measurement Date of each such Outstanding Subject Option. If the closing price of the Company’s common stock on the Measurement Date is less than the exercise price of the Subject Option, there shall be no adjustment to the exercise price. For the sake of clarity, in the event that certain Subject Options would not be subject to a surtax under Section 409A of the Tax Code, no adjustment will be made to such Subject Options.

2. Except as set forth in this letter agreement and any prior agreements regarding my options, (including, without limitation, the letter agreement between the

Company and me dated November 7, 2006 which letter agreement shall remain in full force and effect) each outstanding option held by me as of the date hereof shall remain outstanding, unaltered and in full force and effect.

3. I hereby authorize the Company to update its books and records on the Determination Date to reflect the amendment of any option agreement or certificate pursuant to this letter agreement. I agree to make such filings on Form 4 as shall be necessary to reflect any such amendments and to take all other actions necessary or appropriate to give effect to the foregoing.

4. I acknowledge and agree that to the extent that the terms of this letter agreement may conflict with any employment agreement, option agreement or certificate or other agreement or understanding between me and the Company, whether written or oral (collectively, the “Other Agreements”), the terms of this letter agreement shall govern. I further acknowledge and agree that, except as expressly modified by this letter agreement, all Other Agreements shall remain in full force and effect.

This letter agreement constitutes the entire agreement between the Company and me with respect to changes in the exercise price of my options to address Section 409A of the Tax Code and supersedes, in its entirety, any other agreement between us, whether written or oral, relating to such matter. This agreement is intended to meet the transition relief granted by the Internal Revenue Service in Section 3.04 of IRS Notice 2006-79 and should be interpreted in a manner in which such transition relief will be available to me so that the Subject Options shall not be subject to the provisions of section 409A for future periods. This letter agreement may not be amended or supplemented without both my consent and the express written authorization of the Company. This letter agreement may be executed in counterparts, all of which shall constitute one instrument, and it shall be governed by the laws of the State of Minnesota, without giving effect to the choice of law rules thereof.

Very truly yours,

[Name of Executive]

Acknowledged and agreed effective as of the date first set forth above.

UNITEDHEALTH GROUP INCORPORATED

By:
Name:
Title: